Exhibit 3.11

State of Delaware Secretary of State Division or Corporations Delivered 06:32 PM 07/12/2013 FILED 06:27 PM 07/12/2013 SRV 130874931 - 5365998 FILE

CERTIFICATE OF FORMATION

OF

ROSE ROCK MIDSTREAM FIELD SERVICES, LLC

This Certificate of Formation of Rose Rock Midstream Field Services, LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Rose Rock Midstream Field Services, LLC (the “Company”).

2. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 12th day of July, 2013.

/s/ Teena S. Kilian
Teena S. Kilian, Authorized Person